EXHIBIT (11)(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Offering Statement on Form 1-A POS (File No. 024-11274) of our report dated April 29, 2022, relating to the financial statements of Red Oak Capital Intermediate Income Fund, LLC as of December 31, 2021, and for the year then ended. We also consent to the reference to us under the heading “Independent Auditors” in such Offering Statement.

/s/ UHY LLP

Farmington Hills, Michigan

January 11, 2023